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Exhibit 99.28

Contact:  Jerry B. Hook, Ph.D.            Martin Rose, M.D., J.D.
          Chairman, President & CEO       Vice President, Clinical & Regulatory
          Sparta Pharmaceuticals, Inc.      Affairs
          (215) 442-1700, Ext. 205        Sparta Pharmaceuticals, Inc.
                                          (215) 442-1700, Ext. 219

FOR IMMEDIATE RELEASE


          Sparta Pharmaceuticals, Inc. Announces Clinical Findings at
          -----------------------------------------------------------
             American Association for Cancer Research Conference


Horsham, PA, April 1, 1998, Sparta Pharmaceuticals, Inc. (NASDAQ: SPTA, SPTAU, SPTAW, SPTAZ AND SPTAL) announced pharmacokinetic results of an ongoing SpartajectTM busulfan Phase I clinical trial. The Company's SpartajectTM Technology is a drug delivery system that accommodates poorly water soluble and water insoluble compounds by encapsulating fine particles with a fatty (phospholipid) layer, thereby permitting the creation of a suspension of the drug, and allowing its intravenous injection without the use of potentially toxic solubilizing agents.

The study was presented yesterday by Lori Hollis, Pharm. D., Louise Grochow, M.D., colleagues at Johns Hopkins University School of Medicine and Duke University, at a meeting of the American Association for Cancer Research at Ernest N. Moral Convention Center, New Orleans, Louisiana. Patients in the ongoing study are being treated with a new intravenous (i.v.) form of busulfan for bone marrow ablation prior to bone marrow transplantation. Busulfan is currently available only in tablet form. Use of the tablet is associated with substantial variability in busulfan blood levels. This variability may contribute to toxicity or problems with bone marrow engraftment or relapse of the patients' underlying disease.

As presented, parenteral administration (i.v.) of busulfan may permit more consistent drug exposure, simplify drug administration and therapeutic monitoring, and may further reduce the incidence of VOD (vascular occlusion disease). Busulfan (oral) and Spartaject busulfan (i.v.) were administered to patients. Safety and bioavailability at low and high dose were assessed. No unexpected toxicities have been noted. As expected, to date, the data demonstrate the busulfan blood levels were less variable after Spartaject busulfan than after oral busulfan.

Approximately 11,000-12,000 patients in the U.S. receive bone marrow transplants each year. The European market is believed to be of similar size. If approved, Spartaject busulfan will be directed at this large and expanding market opportunity. Administering busulfan intravenously rather than requiring patients to take a hundred tablets a day would be an attractive treatment. Spartaject busulfan is nearing the end of Phase I trials in the U.S. and U.K. and the Company presently plans to initiate major Phase II trials late this year.

This press release contains certain forward-looking statements within the meaning of the "safe



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harbor" provisions of the Private Securities Litigation Reform Act of 1995. Such
statements are made based on management's current expectations and beliefs, and actual results may vary from those currently anticipated based upon a number of factors, including uncertainties inherent in the drug development process, including the success and timing clinical trials and the receipt of necessary approvals by the FDA. The Company undertakes no obligation to release publicly any revisions which may be made to reflect events or circumstances after the date hereof.

Sparta is a development stage pharmaceutical company engaged in the business of acquiring rights to, and developing for commercialization, technologies and drugs for the treatment of a number of life threatening diseases including cancer, cardiovascular disorders, chronic metabolic diseases and inflammation. The Company has focused on acquiring compounds that have been previously tested in humans and animals and technologies that may improve the delivery or effectiveness of previously tested, and in some cases marketed, drugs. Sparta's portfolio of compounds in development includes four potential oncology products and one for the treatment of Type II diabetes in clinical trials and an emerging platform technology in recombinant and small molecule protease inhibitors.



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